PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-270004 and 333-270004-01
Dated January 16, 2025

JPMorgan Chase Financial Company LLC Trigger Absolute Return Autocallable Notes

$6,000,000 Linked to the American depositary shares of Teva Pharmaceutical Industries Limited due January 21, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Absolute Return Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the performance of the American depositary shares of a specific company (the “Underlying”). If the closing price of one share of the Underlying is at or above the Initial Value on any Observation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price per Note equal to the principal amount, plus $10 × the applicable Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called and the closing price of one share of the Underlying is at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the price of the Underlying from the Initial Value to the Final Value (the “Contingent Absolute Return”). If by maturity the Notes have not been called and the closing price of one share of the Underlying is below the Downside Threshold on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying from the Initial Value to the Final Value. The closing price of the Underlying is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.” Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Generally, a higher Call Return Rate is associated with a greater risk of loss. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Call Return: JPMorgan Financial will automatically call the Notes for a Call Price per Note equal to the principal amount, plus $10 × the applicable Call Return if the closing price of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑	Downside Exposure with Contingent Absolute Return at Maturity: If by maturity the Notes have not been called and the closing price of one share of the Underlying is at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay the principal amount plus pay the Contingent Absolute Return. If by maturity the Notes have not been called and the closing price of one share of the Underlying is below the Downside Threshold on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying from the Initial Value to the Final Value. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	January 16, 2025
Original Issue Date (Settlement Date)	January 22, 2025
Observation Dates[2]	Quarterly (see page 5)
Final Valuation Date[2]	January 15, 2027
Maturity Date[2]	January 21, 2027

[1]	The Initial Value is the closing price of one share of the Underlying on January 15, 2025 and is not the closing price of one share of the Underlying on the Trade Date.
[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Absolute Return Autocallable Notes linked to the American depositary shares of Teva Pharmaceutical Industries Limited. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return Rate applicable to each Observation Date is provided in “Call Returns/Call Prices” in this pricing supplement.

Underlying	Call Return Rate	Initial Value*	Downside Threshold	CUSIP	ISIN
American depositary shares of Teva Pharmaceutical Industries Limited (Bloomberg ticker: TEVA)	15.45% per annum	$21.94	$15.36, which is 70.00% of the Initial Value	48131J885	US48131J8852

*The Initial Value is the closing price of one share of the Underlying on January 15, 2025 and is not the closing price of one share of the Underlying on the Trade Date.

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the American depositary shares of Teva Pharmaceutical Industries Limited	$6,000,000	$10	$90,000	$0.15	$5,910,000	$9.85

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.15 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.636 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these Notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the American depositary shares of Teva Pharmaceutical Industries Limited is an “Underlying Stock.”

Any values of the Underlying, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Notes. Notwithstanding anything to the contrary in the indenture governing the Notes, that amendment will become effective without consent of the holders of the Notes or any other party.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.

t     You believe the Underlying will close at or above the Initial Value on one of the specified Observation Dates or will close at or above the Downside Threshold on the Final Valuation Date.

t     You understand and accept that you will not participate in any appreciation of the Underlying and that your potential return is limited to the applicable Call Return or, if the Notes have not been called, to the Contingent Absolute Return (as limited by the Downside Threshold).

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t     You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

t     You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying.

t     You are able and willing to invest in Notes that may be called early and you are otherwise able and willing to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t      You understand and accept the single stock risk associated with the Notes and the risks associated with the Underlying.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.

t     You require an investment designed to provide a full return of principal at maturity.

t     You believe that the price of one share of the Underlying will decline during the term of the Notes and is likely to close below the Downside Threshold on the Final Valuation Date exposing you to the full negative Underlying Return at maturity.

t     You seek an investment that participates in the full appreciation of the Underlying or that has unlimited return potential.

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t     You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

t     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t     You seek current income from this investment or prefer to receive the dividends paid on the Underlying.

t     You are unable or unwilling to invest in Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the single stock risk associated with the Notes or the risks associated with the Underlying.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” sections of this pricing supplement, the “Risk Factors” section of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Notes. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlying	American depositary shares of Teva Pharmaceutical Industries Limited
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	Approximately 2 years, unless called earlier
Call Feature	The Notes will be called if the closing price[1] of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[2]	April 15, 2025 July 15, 2025 October 15, 2025 January 23, 2026 April 15, 2026 July 15, 2026 October 15, 2026 January 15, 2027 (Final Valuation Date)
Call Settlement Dates[2]	As specified under the “Call Settlement Dates” column of the table under “Call Returns/Call Prices” below
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 15.45% per annum. See “Call Returns/Call Prices.”
Call Price	The Call Price per Note equals the principal amount, plus $10 × the applicable Call Return.
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to:

$10 × (1 + Contingent Absolute Return)

If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

In this scenario, the Contingent Absolute Return does not apply, you will be exposed to the decline of the Underlying and you will lose some or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Value – Initial Value Initial Value
Contingent Absolute Return	The absolute value of the Underlying Return. For example, if the Underlying Return is -5%, the Contingent Absolute Return will equal 5%.
Initial Value

The closing price of one share of the Underlying on January 15, 2025, as specified on the cover of this pricing supplement.

The Initial Value is not the closing price of one share of the Underlying on the Trade Date.

Final Value	The closing price[1] of one share of the Underlying on the Final Valuation Date
Downside Threshold	A percentage of the Initial Value, as specified on the cover of this pricing supplement
Stock Adjustment Factor[1]	The Stock Adjustment Factor is referenced in determining the closing price of the Underlying. The Stock Adjustment Factor is set initially at 1.0 on January 15, 2025.
[1]	The closing price and the Stock Adjustment Factor of the Underlying are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.”
[2]	See footnote 2 under “Key Dates” on the front cover.

Investment Timeline
January 15, 2025	The closing price of one share of the Underlying (Initial Value) is observed and the Downside Threshold is determined.

Trade Date	The Call Return Rate is finalized.

Quarterly

The Notes will be called if the closing price of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value.

If the Notes are called, JPMorgan Financial will pay the applicable Call Price for the applicable Observation Date: equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to:

$10 × (1 + Contingent Absolute Return)

If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

In this scenario, the Contingent Absolute Return does not apply, you will be exposed to the decline of the Underlying and you will lose some or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices

Observation Dates†	Call Settlement Dates†	Call Return (numbers below reflect the rate of 15.45% per annum)	Call Price (per $10)
April 15, 2025	April 21, 2025	3.863%	$10.3863
July 15, 2025	July 18, 2025	7.725%	$10.7725
October 15, 2025	October 20, 2025	11.588%	$11.1588
January 23, 2026	January 28, 2026	15.450%	$11.5450
April 15, 2026	April 20, 2026	19.313%	$11.9313
July 15, 2026	July 20, 2026	23.175%	$12.3175
October 15, 2026	October 20, 2026	27.038%	$12.7038
January 15, 2027 (the Final Valuation Date)	January 21, 2027 (the Maturity Date)	30.900%	$13.0900

†	See footnote 2 under “Key Dates” on the cover.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying from the Initial Value to the Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Under these circumstances, the Contingent Absolute Return will not apply and you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	The Contingent Absolute Return Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold. If by maturity the Notes have not been called, JPMorgan Financial will repay you your principal amount plus the Contingent Absolute Return, unless the Final Value is below the Downside Threshold. However, if by maturity the Note have not been called and the Final Value is less than the Downside Threshold, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying from the Initial Value to the Final Value. The Contingent Absolute Return and any contingent repayment of principal based on whether the Final Value is below the Downside Threshold apply only if you hold your Notes to maturity.
t	Limited Return on the Notes — If the Notes are called, your potential gain on the Notes will be limited to the applicable Call Return regardless of the appreciation in the closing price of one share of the Underlying, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be called as early as the first quarterly Observation Date, the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were called at a later date. In addition, if the Notes are not called, any positive return on the Notes will be limited by the Downside Threshold because JPMorgan Financial will pay you the principal amount plus the Contingent Absolute Return at maturity only when the Notes are not called and only if the Final Value is greater than or equal to the Downside Threshold. You will not receive a Contingent Absolute Return and will lose some or all of your investment if the Final Value is below the Downside Threshold. Furthermore, because the closing price of one share of the Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying. Even though you will not participate in any potential appreciation of the Underlying, you may be exposed to the Underlying’s downside market risk if the Notes are not automatically called.
t	The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of one share of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the price of one share of that Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. In addition, the Call Return Rate is a fixed amount and depends in part on this expected volatility. A higher Call Return Rate is generally associated with greater expected volatility. However, the Underlying’s volatility can change significantly over the term of the Notes. The price of one share of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal.

t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive the Call Return Rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the Maturity Date.
t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.
t	No Dividend Payments or Voting Rights or Other Ownership Rights in the Underlying — As a holder of the Notes, you will not have any ownership interest or rights in the Underlying, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying and the Notes.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment or potential absolute returns in a negative environment above the Downside Threshold, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment at maturity.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying, including extending loans to, or making equity investments in, the issuer of the Underlying or providing advisory services to the issuer of the Underlying. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the Underlying as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the value of the Underlying, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the closing price of one share of the Underlying;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	the dividend rate on the Underlying;
t	the occurrence of certain events affecting the issuer of the Underlying that may or may not require an adjustment to the closing price and the Stock Adjustment Factor of the Underlying, including a merger or acquisition;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlying

t	Single Stock Risk — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding the Underlying and its issuer, please see “The Underlying” in this pricing supplement and the issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically with the SEC by the Underlying issuer.
t	No Affiliation with the Underlying Issuer — We are not affiliated with the issuer of the Underlying. We have not independently verified any of the information about the Underlying issuer contained in this pricing supplement. You should make your own investigation into the Underlying and its issuer. We are not responsible for the Underlying issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
t	Risks Associated with Non-U.S. Companies — An investment in Notes linked to the American depositary shares (“ADSs”) representing interests in the ordinary shares of Teva Pharmaceutical Industries Limited, which are issued by an Israeli issuer, involves risks associated with the home country of Teva Pharmaceutical Industries Limited. The prices of securities issued by a non-U.S. company may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. That country may be subjected to different and, in some cases, more adverse economic environments.

t	Currency Exchange Rate Risk — Because the ADSs of Teva Pharmaceutical Industries Limited are quoted and traded in U.S. dollars on the New York Stock Exchange and the ordinary shares of Teva Pharmaceutical Industries Limited are quoted and traded in Israeli shekels on the Tel Aviv Stock Exchange, fluctuations in the exchange rate between the Israeli shekel and the U.S. dollar will likely affect the relative value of the ADSs of Teva Pharmaceutical Industries Limited and the ordinary shares of Teva Pharmaceutical Industries Limited in the two currencies and, as a result, will likely affect the market price of the ADSs of Teva Pharmaceutical Industries Limited trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the Notes and the closing price of one ADS of Teva Pharmaceutical Industries Limited on the Observation Dates. The Israeli shekel has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate between the Israeli shekel and the U.S. dollar is not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the Notes. The exchange rate between the Israeli shekel and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Israel and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Israel and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Israel and the United States and other jurisdictions important to international trade and finance.
t	There Are Important Differences Between the Rights of Holders of ADSs of Teva Pharmaceutical Industries Limited and the Rights of Holders of the Ordinary Shares of Teva Pharmaceutical Industries Limited — You should be aware that the return on Notes linked to the ADSs of Teva Pharmaceutical Industries Limited is linked to the price of the ADSs and not the ordinary shares of Teva Pharmaceutical Industries Limited. There are important differences between the rights of holders of ADSs and the rights of holders of ordinary shares. Each ADS is a security evidenced by an American depositary receipt that represents one ordinary share of Teva Pharmaceutical Industries Limited. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Teva Pharmaceutical Industries Limited, and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of the ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of Teva Pharmaceutical Industries Limited may be significant and may materially and adversely affect the value of the ADSs and, as a result, the Notes linked to the ADSs of Teva Pharmaceutical Industries Limited.
t	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor of the Underlying for certain corporate events (such as stock splits and stock dividends) affecting the Underlying, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes and the payment at maturity if not previously called may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of $100.00, a Downside Threshold of $90.00 (which is 90.00% of the hypothetical Initial Value) and a Call Return Rate of 5.00% per annum. The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value and the resulting Downside Threshold are based on the closing price of one share of the Underlying on January 15, 2025 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Call Return Rate is specified on the cover of this pricing supplement. The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value, the Downside Threshold, the Call Return Rate and the Final Value on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 2 years (unless earlier called)
Hypothetical Initial Value:	$100.00
Hypothetical Call Return Rate:	5.00% per annum (or 1.25% per quarter)
Observation Dates:	Quarterly
Hypothetical Downside Threshold:	$90.00 (which is 90.00% of the hypothetical Initial Value)

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Notes will depend on the closing price on the Observation Dates.

Example 1 — Notes Are Called on the First Observation Date

Closing Price at first Observation Date:	$110.00 (at or above Initial Value, Notes are called)
Call Price (per Note):	$10.125

Because the Notes are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.125 per $10.00 principal amount (1.25% return on the Notes). No further amounts will be owed on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$90.00 (below Initial Value, Notes NOT called)
Closing Price at second Observation Date:	$80.00 (below Initial Value, Notes NOT called)
Closing Price at third through seventh Observation Dates:	Various (all below Initial Value, Notes NOT called)
Closing Price at Final Valuation Date:	$105.00 (at or above Initial Value, Notes are called)

Call Price (per Note):	$11.00

Because the Notes are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.00 per $10.00 principal amount (10.00% return on the Notes).

Example 3 — Notes Are NOT Called and the Final Value Is Above the Downside Threshold

Closing Price at first Observation Date:	$90.00 (below Initial Value, Notes NOT called)
Closing Price at second Observation Date:	$80.00 (below Initial Value, Notes NOT called)
Closing Price at third through seventh Observation Dates:	Various (all below Initial Value, Notes NOT called)
Closing Price at Final Valuation Date:	$95.00 (below Initial Value, but at or above Downside Threshold, Notes NOT called)

Settlement Amount (per Note):	$10.00 × (1 + Contingent Absolute Return) $10.00 × (1 + 5%) $10.50

Because the Notes are not called and the Underlying Return is -5%, but the Final Value is above or equal to the Downside Threshold, at maturity we will pay you a total of $10.50 per $10.00 principal amount (a 5% return on the Notes).

Example 4 — Notes Are NOT Called and the Final Value Is Below the Downside Threshold

Closing Price at first Observation Date:	$90.00 (below Initial Value, Notes NOT called)
Closing Price at second Observation Date:	$80.00 (below Initial Value, Notes NOT called)
Closing Price at third through seventh Observation Dates:	Various (all below Initial Value, Notes NOT called)
Closing Price at Final Valuation Date:	$50.00 (below Initial Value and Downside Threshold, Notes NOT called)

Settlement Amount (per Note):	$10.00 × (1 + Underlying Return) $10.00 × (1 + -50%) $5.00

Because the Notes are not called, the Final Value is below the Downside Threshold and the Underlying Return -50%, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Notes).

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

According to its publicly available filings with the SEC, Teva Pharmaceutical Industries Limited, which we refer to as Teva, an Israeli company, is a pharmaceutical company engaged in the development, manufacturing, marketing and distribution of generics, medicines and biopharmaceuticals.  The ADSs, each representing one ordinary share of Teva (Bloomberg ticker: TEVA), are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Teva in the accompanying product supplement.  Teva’s SEC file number is 001-16174.

Historical Information

The graph below illustrates the daily performance of the Underlying from January 2, 2015 through January 15, 2025, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price of one share of the Underlying on January 15, 2025 was $21.94. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The dotted line represents the Downside Threshold of $15.36, equal to 70.00% of the closing price of one share of the Underlying on January 15, 2025.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.